Exhibit 10.3

STATE OF ALABAMA )

JEFFERSON COUNTY )

TORCHMARK CORPORATION

DIRECTOR STOCK OPTION

AWARD NOTICE

TORCHMARK CORPORATION, a corporation organized and existing under the laws of the state of Delaware (the “Company”) hereby awards [NAME] (the “Optionee”), the following non-qualified stock option (the “Option”) upon the terms and conditions hereinafter set forth.

AUTHORITY FOR GRANT

1. Stock Incentive Plan. The Option is awarded pursuant to the provisions of the Torchmark Corporation Amended and Restated 2005 Non-Employee Director Incentive Plan (the “Plan”), a subplan of the Torchmark Corporation Amended and Restated 2005 Incentive Plan. This option is subject to the terms and provisions of said Plan, as it may be from time to time amended. Capitalized terms used but not defined herein shall have the meaning given them in the Plan, which is incorporated by reference herein.

TERMS OF OPTION

2. Number of Shares. The Optionee is hereby awarded an option to purchase from the Company              shares (the “Shares”) of the Company’s common capital stock.

3. Option Price Per Share. The option price for each Share subject to the Option shall be $            , the Fair Market Value per Share of the Stock on                      (the “Option Grant Date”).

4. Vesting of Options; Option Period. The Option shall be and become first exercisable in full six (6) months from the Grant Date of the Option. This Agreement shall terminate on the date which is seven (7) years from the Option Grant Date, and the parties hereto shall have no further rights or obligation hereunder. For the purposes of this Agreement, “Option Period” shall mean the seven (7) year period commencing on the Grant Date.

5. Method of Exercise. The Option may be exercised to the extent then exercisable in whole or in part at any time during the Option Period, by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Compensation Committee of the Board of Directors of the Company (the “Committee”). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee (based on the Fair Market Value of the Stock on the date the Option is exercised). The Optionee shall have the right to dividends or other rights of a stockholder with respect to the Shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such Shares.

6. Transferability of Options. The Option shall not be assignable or transferable by the Optionee otherwise than by will or by laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where it concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Options and such Option shall be exercisable during the Optionee’s lifetime, only by the Optionee.

TERMINATION OF OPTION

7. Accelerated Vesting. Notwithstanding paragraph 4 above, the Option shall become immediately fully exercisable and vested upon the occurrence of a Change in Control as defined in the Plan and the value of said Option shall be settled pursuant to the provisions of Section 9 of the Plan. In no event will the Optionee’s death, retirement, other termination of directorship or failure to be reelected as a director shorten the term of this Option.

GENERAL TERMS AND PROVISIONS

8. Shares Listed on the Exchange. The Shares for which the Option is hereby granted shall have been listed on the New York Stock Exchange at the time the Option is exercised.

9. Shares May Be Newly Issued or Purchased. The Shares to be delivered upon the exercise of the Option shall be made available, at the discretion of the Company, either from authorized but previously unissued Shares or from Shares held in the treasury of the Company.

10. Change in Corporate Structure Affecting Shares. In the event of any change in the number of issued Shares without new consideration to the Company such as by stock split, reorganization, exchange of shares, recapitalization, liquidation, combination, stock dividend, or other change in corporate structure affecting the Stock, on any distribution of cash or property which has a substantial impact on the value of issued Shares such adjustment shall be made in the number and price of Shares subject to the Option as may be determined to be appropriate by the Committee in its sole discretion so that the consideration payable to the Company and the value of the Option shall not be changed.

11. Certain Reorganizations. The Committee shall authorize the issuance, continuation or assumption of any outstanding portion of the Option or provide for other equitable adjustments to the Option after changes in the Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation.

12. Payment of Taxes. If the Option is or becomes subject to any minimum withholding requirement, the Committee may require the Optionee to remit such minimum withholding to the Company, or make other arrangements satisfactory to the Committee, in its sole discretion, regarding minimum withholding as a condition to exercising the Option or any portion thereof. The obligations of the Company under this Stock Option Award Notice shall be conditional on such payment or arrangements.

13. Headings. The headings contained herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

14. Notices. Any notices required by or permitted to be given to the Company under this Agreement shall be made in writing and addressed to the Secretary of the Company in care of the Company’s Legal Department, 2001 Third Avenue South, Birmingham, Alabama 35233. Any such notice shall be deemed to have been given when received by the Company.

15. Effective Date of Stock Option. This Option has been executed this day of                     ,             , effective as of this      day of                     ,             .

TORCHMARK CORPORATION

By:
Its Duly Authorized Officer

OPTIONEE